UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 20, 2004 (August 19, 2004)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

Item 5. Other Events and Regulation FD Disclosure.

On August 19, 2004, Axesstel, Inc., a Nevada corporation (we), completed the sale and issuance of a $1 million secured convertible promissory note pursuant to a securities purchase agreement to an institutional investor, Laurus Master Fund, Ltd. (“Laurus”). The note that we issued to Laurus is in addition to a $3 million secured convertible promissory note that we issued to Laurus in March 2004 on similar terms (the “March Financing”). $2,919,248 of the principal on such note is currently outstanding.

Interest accrues on the note at a rate of 3% above prime, subject to certain adjustments. In no event will the interest rate on the note be lower than 7% or greater than 10%. Under the terms of the note, we are obligated to make monthly payments of principal and interest. We have the option to pay these monthly payments in cash or in shares of our common stock (so long as the closing price of our common stock is greater than $3.38 for ten consecutive trading days preceding the payment date). If we elect to pay in stock, we must issue to Laurus an amount of shares equivalent to the amount of the monthly payment due divided by $3.16. If we elect to pay in cash, we must pay 102% of the amount of the monthly payment due.

We may pay the monthly payment in shares of our common stock only so long as there is an effective registration statement on file covering the resale of such shares. We have the option to convert all or a portion of the outstanding principal of the note into shares of common stock if the closing price of the common stock is greater than $3.70 for ten consecutive trading days. However, the number of shares issued upon such conversion cannot exceed 30% of the aggregate dollar trading volume of the common stock for the 22 trading days immediately preceding the payment date. The investor has the option, at any time, to convert all or a portion of the note into shares of our common stock at $3.16 per share.

The note is secured by a blanket lien on substantially all of our assets pursuant to a security agreement executed by us in connection with the note. If an event of default occurs under the security agreement, Laurus has the right to accelerate payments under the note and to take possession of our assets, in addition to other remedies.

We also issued to Laurus a warrant exercisable for 33,334 shares of our common stock that is exercisable until August 18, 2011. The exercise prices of the warrant are as follows: (i) $3.31 per share for 16,000 shares, $3.59 per share for 8,000 shares, and $3.88 per share for 9,334 shares. In addition to this warrant, Laurus currently holds a warrant exercisable for 100,000 shares of our common stock that we issued in the March Financing.

Laurus is not entitled to receive shares upon exercise of the warrant, upon payment of principal and interest or upon conversion of the promissory note if such receipt would cause Laurus to hold in excess of 4.99 % of the outstanding shares of our common stock on the date of issuance of such shares.

In connection with this financing, we paid Laurus Capital Management, LLC, manager of the purchaser, a fee of $36,000, which represented 3.6% of the principal of the convertible note.

If a registration statement covering the resale of the shares of common stock obtainable upon conversion of the note and exercise of the warrants held by Laurus is not declared effective on or before November 17, 2004, we are obligated to pay to Laurus as liquidated damages $10,000, representing 1% of the original principal amount of the note, for each 30 day period (pro-rated for partial periods) that the registration statement is not effective.

The above description is not a complete description of the material terms of the financing, and is qualified in its entirety by reference to the agreements entered into in connection with the financing which are included as Exhibits to this Current Report on Form 8-K.

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1	Securities Purchase Agreement dated as of August 18, 2004 between the Registrant and Laurus Master Fund, Ltd.

99.2	Common Stock Purchase Warrant dated as of August 18, 2004 between the Registrant and Laurus Master Fund, Ltd.

99.3	Security Agreement dated as of August 18, 2004 between the Registrant and Laurus Master Fund, Ltd.

99.4	Registration Rights Agreement dated as of August 18, 2004 between the Registrant and Laurus Master Fund, Ltd.

99.5	Convertible Term Note dated as of August 18, 2004 between the Registrant and Laurus Master Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/S/ DAVID MORASH
David Morash
President, Chief Operating Officer and Interim
Chief Financial Officer

Date: August 20, 2004